Exhibit 99.2

LETTER OF INTENT

This letter of intent (“Letter of Intent”), dated as of March 1, 2023, is entered into by and among Sino Green Land Corp, a Nevada corporation (“SGLA”) and Sunshine Green Land Corp., a Labuan Corporation (“Sunshine Green”) as set forth on the signature page hereto (each a “Selling Shareholder” and collectively “Selling Shareholders”) , whereby SGLA would acquire Sunshine Green pursuant to the terms and subject to the conditions set forth herein. SGLA and the Selling Shareholders each may be referred to herein as a “Party” and together as the “Parties”. This Letter of Intent contains certain nonbinding agreements and nonbinding understandings with respect to the acquisition summarized below.

1.	Acquisition: SGLA would acquire 100% of the issued and outstanding shares of common stock of Sunshine Green from the Selling Shareholders (the “Transaction”). The Transaction is expected to close no later than April 21, 2023.

2.	Settlement of Consideration: In connection with the Transaction, SGLA would provide the Selling Shareholders with equity consideration in an amount equal to 142,853,004 shares of newly-issued unregistered shares of common stock and 15,872,556 shares of Convertible Preferred Stock, par value $0.52 per share, with a conversion ratio of 10, i.e., each share of Convertible Preferred Stock can be converted into 10 shares of common stock of SGLA, with no expiration date on the conversion.

3.	Due Diligence and Audit Assignment: Upon execution of this Letter of Intent, SGLA shall conduct a business, financial and legal due diligence investigation of Sunshine Green, their business and operations. In connection with such due diligence, the Selling Shareholders and Sunshine Green will give SGLA and its representatives reasonable access to management, books, records, financial statements and properties of Sunshine Green to enable SGLA to complete its confirmatory due diligence investigation.

4.	Closing Conditions: The Parties’ obligation to close the Transaction consistent with the terms set forth in this Letter of Intent are subject in all respects to: (a) SGLA’s satisfactory completion of its due diligence and (b) final approval of the Transaction and the Definitive Agreement by SGLA’s Board of Directors.

5.	Public Announcement: The parties mutually agreed that this LOI will be disclosed as required by rules and regulation stipulated by Securities and Exchange Commission.

6.	Confidentiality: All negotiations regarding the business between SGLA and Sunshine Green shall be confidential and not to be disclosed with anyone other than the respective advisors and internal staff of the parties and necessary third parties, except those information as stated in this LOI, for the reason as indicated in Clause 4 above, unless prior written notice and/or consent is obtained from the other party otherwise not permitted to do so.

7.	Laws: This LOI is non-legally binding save for the provision relating to, among other things, Due Diligence Review, exclusivity, confidentiality, costs, governing laws and jurisdiction of the LOI. This LOI shall be governed by and construed in accordance with the laws of Labuan FSA.

8.	Changes: This LOI sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the Parties. This LOI is non-exclusive and cannot be modified, changed, or can any of its provisions be waived except by written agreement signed by all Parties.

9.	Consents: The Parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreement.

10.	Entire Agreement: This Letter of Intent represents the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. This Letter of Intent can be amended, supplemented or changed only by a written instrument executed by all the Parties.

11.	Counterparts: This Letter of Intent may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Letter of Intent and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.	Notice: Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit by International Courier, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties constitutes “service” thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written to each of the other Parties hereto: Said addresses are as first indicated at commencement of this LOI.

13.	Termination: Either Party may terminate this LOI at any time by providing written notice to the other Party without incurring liability or cost to the other Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Letter of Intent to be duly executed as of the date hereof.

Sino Green Land Corp.
Date: March 1, 2023

Sunshine Green Land Corp.